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                                                           August 19, 2003

Evergreen Managed Income Fund
200 Berkeley Street
Boston, Massachusetts 02116

                           Re:      Registration Statement on Form N-2
                                    File Nos. 333-106980 and 811-21331

Ladies and Gentlemen:

     We have acted as counsel to Evergreen Managed Income Fund, a Delaware statutory trust (the "Fund"), in connection with the Fund's registration statement on Form N-2, including all amendments thereto, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act") and the offering of 16,000 auction market preferred shares (the "Preferred Shares") of the Fund.

     In this capacity, we have examined the Fund's Second Amended and Restated Agreement and Declaration of Trust (the "Declaration") and by-laws, the proceedings of the Board of Trustees of the Fund relating to the offering and such other statutes, certificates, instruments, documents and matters of law relating to the Fund as we have deemed necessary in connection with the rendering of this opinion. In such examination we have assumed the genuineness of all signatures, the conformity of final documents in all material respects to the versions thereof submitted to us in draft form, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

     Based upon the foregoing, we are of the opinion that:

     (1) The Fund has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. ss. 3801, et. seq.

     (2) The Preferred Shares to be issued by the Fund pursuant to the Declaration have been duly authorized and, when issued, sold and paid for in accordance with the Fund's Declaration and registration statement on Form N-2, such Preferred Shares will be validly issued, fully paid, and nonassessable by the Fund, except as may otherwise be provided in Section Six of Article Four of the Fund's Declaration.

     This opinion is limited to the present laws of the State of Delaware, to the present federal laws of the United States and to the present judicial interpretations thereof and to the facts as they presently exist. Insofar as the above opinions relate to matters governed by the laws of the State of Delaware, we have relied on the opinion of Richards, Layton & Finger, P.A., addressed to the Fund and dated the date hereof, filed as Exhibit (L)(1) to the Fund's registration statement on Form N-2.

     We hereby consent to the filing of this opinion as an exhibit to the Fund's registration statement on Form N-2 and to the reference to our firm under the caption "Validity of Shares" in the prospectus included in the Fund's registration statement on Form N-2. In giving such consent, our firm does not thereby admit that our firm comes within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.


                                             Very truly yours,
                                             /s/SULLIVAN & WORCESTER LLP
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                                             SULLIVAN & WORCESTER LLP